Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C

Gentlemen:

We have read Item 4 included in the Form 8-K dated May 18, 2005 of Tally-Ho Ventures, Inc.(Commission file no. 333-104631) filed with the Securities and Exchange Commission and are in agreement with the statement contained therein. We are not in a position to agree or disagree with the disclosures regarding Malone & Bailey, PC.

May 20, 2005	HJ Associates & Consultants, LLP BY: /S/ HJ Associates & Consultants, LLP —————————————— HJ Associates & Consultants, LLP Salt Lake City, Utah